FOR IMMEDIATE RELEASE

CONTACT:	James F. Walsh (609) 452-8900 www.interpool.com

INTERPOOL, INC. ENTERS INTO SERVICE AGREEMENT
WITH MAERSK LINE

PRINCETON, NJ, April 25, 2007 – It was announced today that Interpool, Inc. (NYSE:IPX) has entered into an agreement with Maersk Line, the largest shipping company in the world, with Interpool’s Chassis Division, Trac Lease, one of the world’s largest chassis lessors, to supply Maersk with detailed tracking data for its chassis trailer freight moves in the Northeast and Midwest.

To service this program Trac Lease will be employing Poolstat®, its proprietary chassis management system, which receives daily chassis tracking information from more than 450 reporting locations in the United States. PoolStat currently has 1,300 registered users worldwide.

           Martin Tuchman, Chairman and CEO of Interpool indicated, “We are very pleased to work with Maersk on this program designed to achieve greater equipment utilization efficiencies through enhanced asset tracking, and ultimately reduce congestion at terminal facilities. Based on the results of our pilot program in the Northeast and Midwest over the next several months, we expect to increase coverage, region by region throughout the United States.”

Interpool is one of the world’s leading suppliers of equipment and services to the transportation industry. The company is the world’s largest lessor of intermodal container chassis and a world leading lessor of cargo containers used in international trade.

Note: This press release and other press releases and information can be viewed at Interpool’s website at www.interpool.com

This press release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in Interpool’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.